The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132129-01
Registration No. 333-132129

SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2007

Preliminary Prospectus Supplement
(To Prospectus dated March 1, 2006)

American Axle & Manufacturing, Inc.

Guaranteed by
American Axle & Manufacturing Holdings, Inc.

$300,000,000
     % Senior Notes due 2017

Interest payable           and
Issue Price:

We will pay interest on the notes on           and           of each year, beginning on          , 2007. The notes will mature on          , 2017, and interest will accrue from          , 2007.

We may redeem some or all of the notes at any time prior to          , 2012 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a “make-whole” premium. Thereafter, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus supplement under “Description of the Notes”. If we experience specific kinds of changes in control, we must offer to purchase the notes.

The notes will be our unsecured senior obligations. American Axle & Manufacturing Holdings, Inc., or Holdings, our parent corporation, is guaranteeing our monetary obligations under the notes on an unsecured and unsubordinated basis. The notes, as guaranteed, will rank equally with all of the unsecured and unsubordinated indebtedness of American Axle & Manufacturing, Inc., or AAM Inc., and of Holdings, effectively junior to all of the secured indebtedness of AAM, Inc. and Holdings, to the extent of the assets securing that indebtedness, and effectively junior to all indebtedness and other liabilities of our subsidiaries.

See “Risk Factors” beginning on page S-5 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price	discounts & commissions	expenses, to us

Per Note	%	%	%
Total	$	$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about          , 2007.

Joint Book-Running Managers

JPMorgan	Banc of America Securities LLC

Senior Co-Managers

ABN AMRO Incorporated	Wachovia Securities

Co-Managers

BNP PARIBAS	Comerica Securities	KeyBanc Capital Markets
Lazard Capital Markets	Merrill Lynch & Co.	Mizuho Securities USA Inc.

Piper Jaffray	SunTrust Robinson Humphrey

          , 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement.

Prospectus Supplement

In this prospectus supplement, except as otherwise indicated or the context otherwise requires, “the company”, “we”, “us” and “our” refer to collectively (i) American Axle & Manufacturing, Inc., or AAM Inc. or the issuer, a Delaware corporation, and its direct and indirect subsidiaries and (ii) American Axle & Manufacturing Holdings, Inc., or Holdings, a Delaware corporation and the direct parent corporation of the issuer. Holdings has no material operations or assets other than its ownership of 100% of the issued and outstanding common stock of AAM Inc., the issuer of the notes; and “underwriters” refers to the firms listed in the section entitled “Underwriting” herein.

i

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, are forward-looking in nature and relate to trends and events that may affect our future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “will,” “expect,” “anticipate,” “intend,” “project” and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of their date. The statements are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including, but not limited to:

•	reduced purchases of our products by General Motors Corporation, DaimlerChrysler or other customers;

•	reduced demand for our customers’ products (particularly light trucks and sport utility vehicles produced by General Motors Corporation and DaimlerChrysler);

•	our ability and our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	our ability to achieve cost reductions through ongoing restructuring actions;

•	additional restructuring actions that may occur;

•	our ability to achieve the level of cost reductions required to sustain global cost competitiveness;

•	supply shortages or price increases in raw materials, utilities or other operating supplies;

•	our ability and our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis;

•	our ability to attract new customers and programs for new products;

•	our ability to develop and produce new products that reflect the market demand;

•	our ability to respond to changes in technology or increased competition;

•	adverse changes in laws, government regulations or market conditions including increases in fuel prices affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations);

•	adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia);

•	liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products;

•	risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;

•	availability of financing for working capital, capital expenditures, research and development or other general corporate purposes, including our ability to comply with financial covenants;

•	our ability to attract and retain key associates;

•	other unanticipated events and conditions that may hinder our ability to compete.

It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION

Holdings is required to comply with the reporting requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, Holdings files combined reports, proxy statements and other information with the SEC.

You can call the SEC’s toll-free number at 1-800-SEC-0330 for further information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies like Holdings that file with the SEC electronically. The documents can be found by searching the EDGAR archives at the SEC’s website or can be inspected and copied at the Public Reference Section of the SEC located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Holdings’ SEC filings and other information about us may also be obtained from our website at www.aam.com, although information on our website does not constitute a part of this prospectus supplement and the accompanying prospectus. Material that we have filed may also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have elected to “incorporate by reference” certain information into this prospectus supplement and the accompanying prospectus, which means we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference.” You should only rely on the information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference in it. We have not authorized anyone to provide you with any additional information.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act, except as specifically incorporated by reference below):

•	Holdings’ annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on February 21, 2007;

•	Holdings’ Proxy Statement for our 2006 Annual Meeting of Stockholders, filed with the SEC on March 22, 2006;

•	Holdings’ current report on Form 8-K filed with the SEC on February 2, 2007 pursuant to Item 5.02(e), with respect to Compensation Arrangements of Certain Officers, and February 22, 2007; and

•	All other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering.

Any statement contained in this prospectus supplement and the accompanying prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

The documents incorporated by reference in this prospectus supplement and the accompanying prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement and the accompanying prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

American Axle & Manufacturing Holdings, Inc.
Attention: Investor Relations
One Dauch Drive
Detroit, Michigan 48211-1198
Telephone Number: (313) 758-2000

Except as provided above, no other information, including, but not limited to, information on our web sites, is incorporated by reference in this prospectus supplement and the accompanying prospectus.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Forward-Looking Statements” for more information regarding these statements.

Our Business

We are a premier Tier I supplier to the automotive industry and a worldwide leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and chassis modules for light trucks, sport utility vehicles (SUVs), passenger cars and crossover vehicles. Driveline and drivetrain systems include components that transfer power from the transmission and deliver it to the drive wheels. Our driveline, drivetrain and related products include axles, chassis modules, driveshafts, power transfer units, transfer cases, chassis and steering components, driving heads, crankshafts, transmission parts and metal-formed products.

We are the principal supplier of driveline components to General Motors Corporation (GM) for its rear-wheel drive (RWD) light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front four-wheel drive/all-wheel drive (4WD/AWD) axle requirements for these vehicle platforms. Sales to GM were approximately 76% of our total net sales in 2006, 78% in 2005 and 80% in 2004.

We are the sole-source supplier to GM for certain axles and other driveline products for the life of each GM vehicle program covered by a Lifetime Program Contract (LPC). Substantially all of our sales to GM are made pursuant to the LPCs. The LPCs have terms equal to the lives of the relevant vehicle programs or their respective derivatives, which typically run 6 to 12 years, and require us to remain competitive with respect to technology, design and quality. We have been successful in competing, and we will continue to compete for future GM business upon the expiration of the LPCs.

We are also the principal supplier of driveline system products for the Chrysler Group’s heavy-duty Dodge Ram full-size pickup trucks, or Dodge Ram program, and its derivatives. As part of this program, we supply a fully integrated, computer-controlled chassis system for the Dodge Ram Power Wagon. Sales to DaimlerChrysler were approximately 14% of our total net sales in 2006, 13% in 2005 and 11% in 2004.

In addition to GM and DaimlerChrysler, we supply driveline systems and other related components to PACCAR Inc., Ford Motor Company, SsangYong Motor Company, Harley-Davidson and other original equipment manufacturers, or OEMs, and Tier I supplier companies such as Magna International, Inc. and The Timken Company. Our net sales to customers other than GM were $758.5 million in 2006 as compared to $754.4 million in 2005 and $728.0 million in 2004. This marked the fifth consecutive year of growth in non-GM sales for AAM, Inc.

Our executive offices are located at One Dauch Drive, Detroit, Michigan 48211-1198, and our telephone number is (313) 758-2000.

The Offering

The following is a brief summary of the terms of this offering of the notes and the guarantee. For a more complete description, see “Description of the Notes” in this prospectus supplement and the accompanying prospectus.

Issuer	American Axle & Manufacturing, Inc.

Notes Offered	$300.0 million aggregate principal amount of % senior notes due 2017.

Maturity	The notes will mature on , 2017 unless redeemed earlier by us as described in “Description of the Notes — Optional Redemption.”

Interest Payment Dates	and of each year, beginning on , 2007. Interest will accrue from , 2007.

Optional Redemption	Prior to , 2012, we will have the option to redeem some or all of the notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in this prospectus supplement under “Description of the Notes — Optional Redemption”) plus accrued and unpaid interest to the redemption date. Beginning on , 2012, we may redeem some or all of the notes at the redemption prices set forth in this prospectus supplement under “Description of the Notes — Optional Redemption” plus accrued interest on the notes to the date of redemption.

Change of Control	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Change of Control” in this prospectus supplement.

Guarantee	Our monetary obligations under the notes will be guaranteed on an unsecured and unsubordinated basis by Holdings, our parent corporation. See “Description of the Notes — Guarantee.” No subsidiaries of AAM Inc. will guarantee the notes.

Ranking	The notes will be our senior unsecured obligations and, as guaranteed, will rank equally with all of the unsecured and unsubordinated indebtedness of AAM Inc. and Holdings, effectively junior to all of the secured indebtedness of AAM Inc. and Holdings, to the extent of the assets securing that indebtedness, and effectively junior to all indebtedness and other liabilities of the subsidiaries of AAM Inc. As of December 31, 2006, Holdings had $672.2 million of consolidated indebtedness. As of December 31, 2006, after giving effect to this offering and the proceeds therefrom, Holdings would have had $838.7 million of consolidated indebtedness. Of this amount:

• AAM Inc. and Holdings would have had an aggregate of $802.5 million of unsecured, unsubordinated indebtedness outstanding;

• AAM Inc. and Holdings, not including our subsidiaries, would have had no secured indebtedness outstanding; and

• Our subsidiaries would have had an aggregate of $36.2 million of indebtedness outstanding.

In addition, as of December 31, 2006, our subsidiaries had additional liabilities of approximately $228 million.

Covenants	The terms of the notes contain covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• engage in consolidations and mergers or sell or transfer assets;

• incur debt secured by liens; and

• engage in sale and leaseback transactions.

See “Description of the Notes — Material Covenants” in this prospectus supplement and the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including to repay indebtedness under our Revolving Credit Facility. See “Use of Proceeds.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Financial Data

The selected consolidated financial data for Holdings for each of the years ended December 31, 2006, 2005, and 2004 have been derived from our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2006, which is incorporated by reference herein. This data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	2006	2005	2004
	(In millions, except per share data)

Statements of income data:
Net sales	$3,191.7	$3,387.3	$3,599.6
Gross profit	(128.6)	304.7	474.5
Operating income	(326.0)	105.1	284.8
Net income	(222.5)	56.0	159.5
Diluted earnings per share	$(4.42)	$1.10	$2.98
Balance sheet data:
Cash and cash equivalents	$13.5	$3.7	$14.4
Total assets	2,597.5	2,666.6	2,538.8
Total debt	672.2	489.2	448.0
Stockholders’ equity	813.7	994.8	955.5
Other data:
EBITDA(1)	$(110.5)	$293.0	$432.7
Cash flow from operations	185.7	280.4	453.2
Capital expenditures	286.6	305.7	240.2

(1)	EBITDA is a non-GAAP financial measure. The following financial data presented for the year ended December 31, 2006, 2005 and 2004 are reconciliations of EBITDA, which are intended to facilitate analysis of our business and our operating performance. This information is not and should not be viewed as a substitute for financial measures determined under GAAP. Other companies may calculate EBITDA financial measures differently.

	2006	2005	2004
	(In millions, except per share data)

Net income (loss)	$(222.5)	$56.0	$159.5
Interest expense	39.0	27.9	25.8
Income taxes	(133.0)	24.0	76.3
Depreciation and amortization	206.0	185.1	171.1

EBITDA	$(110.5)	$293.0	$432.7

We believe EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP.

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. Some factors in this section are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Forward-Looking Statements.”

Risks Relating to Our Business

Our business is significantly dependent on sales to GM and DaimlerChrysler.

We are the principal supplier of driveline components to GM for its RWD light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front 4WD/AWD axle requirements for these vehicle platforms. We sell products to GM under LPCs, which have terms equal to the lives of the relevant vehicle programs or their respective derivatives of typically 6 to 12 years. The LPCs establish pricing for products sold to GM and require us to remain competitive with respect to technology, design and quality. Substantially all of our sales to GM are made pursuant to the LPCs. Sales to GM were approximately 76% of our total sales in 2006, 78% in 2005 and 80% in 2003. We will compete for future GM business upon the termination of the LPCs with GM. There can be no assurance that we will remain competitive with respect to technology, design and quality to GM’s reasonable satisfaction. Pricing negotiated with GM in future agreements may be more or less favorable than the LPCs and other currently applicable agreements. A significant reduction in our sales to GM or a significant reduction by GM of its production of RWD light trucks or SUVs could have a material adverse effect on our results of operations and financial condition. Disputes arising from any current or future agreements with GM could have a material adverse impact on our relations and our results of operations and financial condition.

We are also the principal supplier of driveline system products for the Dodge Ram program and their derivatives. In total, sales to DaimlerChrysler accounted for approximately 14% of our sales in 2006, 13% in 2005 and 11% in 2004. A significant reduction in our sales to DaimlerChrysler or a significant reduction by DaimlerChrysler of its production of the Dodge Ram program could have a material adverse effect on our results of operations and financial condition.

Our business is dependent on the rear-wheel drive light truck and SUV market segments in North America.

A substantial portion of our revenue is derived from products supporting RWD light truck and SUV platforms in North America. Sales and production of light trucks and SUVs could be affected by many factors, including changes in consumer demand; product mix shifts favoring other types of light vehicles, such as front-wheel drive based crossover vehicles and passenger cars; fuel prices; and government regulation, such as the Corporate Average Fuel Economy (CAFE) regulations. A reduction in this market segment could have a material adverse impact on our results of operations and financial condition.

Our business could be adversely affected by work stoppages at GM or DaimlerChrysler.

A substantial number of employees of our largest two customers, GM and DaimlerChrysler, and their key suppliers are represented by trade unions, including the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW). GM and DaimlerChrysler each have agreements with the UAW that expire in September 2007. Because sales to GM and DaimlerChrysler account for approximately 90% of our sales, work stoppages at GM, DaimlerChrysler or any of their key suppliers could adversely affect our results of operations and financial condition.

Our business could be adversely affected if we fail to maintain satisfactory labor relations.

Substantially all of our hourly associates worldwide are members of industrial trade unions employed under the terms of collective bargaining agreements. There can be no assurance that future negotiations with our labor unions will be resolved favorably or that we will not experience a work stoppage that could have a material adverse impact on our results of operations and financial condition. In addition, there can be no assurance that such future negotiations will not result in labor cost increases or other terms and conditions that could adversely affect our results of operations and financial condition or our ability to compete for future business.

Our business could be adversely affected if we fail to improve our U.S. cost structure.

We may not be able to achieve the level of cost reductions required to sustain global cost competitiveness in our industry segment, particularly in the U.S. A significant portion of our U.S. operations have labor agreements that are not globally cost competitive. Substantially all of our hourly associates in the U.S. are represented by the UAW. Approximately 80% of our union represented associates are covered by a national collective bargaining agreement with the UAW that expires in February 2008. This agreement provides guaranteed wage and benefit levels throughout its term and ensures significant income and employment security for our UAW represented associates. This agreement limits our ability to close plants and divest businesses. This agreement may also limit our ability to change local work rules and practices to encourage flexible manufacturing and other efficiency-related improvements. Our ability to compete for future business may be adversely impacted by this agreement with the UAW and we may be unsuccessful in other cost reduction efforts related to material costs, health care, energy and other cost drivers.

We may incur additional special charges and asset impairment charges.

We incurred special charges and asset impairments totaling $377.9 million in 2006. We may incur additional special charges and asset impairments in the future as a result of our continued efforts to achieve cost reductions through restructuring actions. See Exhibit 13 to our Form 10-K, Annual Report, section entitled “Financials — Management’s Discussion and Analysis — Results of Operations” incorporated by reference herein.

Our business could be adversely affected by an increase in the price of raw materials.

Worldwide commodity market conditions have resulted in ongoing increases in the cost of steel and other metallic materials. Accordingly, the cost of such steel and metallic materials needed for our products may continue to increase. If we are unable to pass these cost increases on to our customers, it could have a material adverse effect on our results of operations and financial condition.

Our business could be adversely affected by disruptions in our supply chain.

We depend on a limited number of suppliers for certain key components and materials needed for our products. We rely upon, and expect to continue to rely upon, certain suppliers for critical components and materials that are not readily available in sufficient volume from other sources. These supply chain characteristics make us susceptible to supply shortages, price increases or work stoppages at a supplier. There can be no assurance that the suppliers of these materials will be able or willing to meet our future needs on a timely basis. A significant disruption in the supply of these materials could have a material adverse effect on our results of operations and financial condition.

Our company and our customers may not be able to successfully launch new product programs on a timely basis.

Certain of our customers are preparing to launch new product programs for which we will supply newly developed driveline system products and related components. Some of these new product program launches have required, and will continue to require, substantial capital investment by us. We may not be able to install and certify the equipment needed to produce products for these new product programs in time for the start of production. There can be no assurance that we will successfully complete the transition of our manufacturing facilities and resources to support these new product programs or any other future product programs. Accordingly, the launch of new product programs may adversely affect production rates or other operational efficiency and profitability measures at our facilities. In addition, our customers may not successfully execute the launch of these product programs, or any additional future product program for which we will supply products, on schedule.

Our company may not realize all of the revenue expected from our new and incremental business backlog.

The realization of incremental revenues from awarded business is inherently subject to a number of risks and uncertainties, including the accuracy of customer estimates relating to the number of vehicles to be produced in new and existing product programs and the timing of such production. It is also possible that our customers may choose to delay or cancel a product program for which we have been awarded new business. Our revenues, operating results, and financial position could be adversely affected relative to our current financial plans if we do not realize substantially all the revenue from our new and incremental business backlog.

We are under continuing pressure from our customers to reduce our prices.

Annual price reductions are a common practice in the automotive industry. The majority of our products are sold under long-term contracts with prices scheduled at the time the contracts are established. Certain of our contracts require us to reduce our prices in subsequent years and most of our contracts allow us to adjust prices for engineering changes. If we must accommodate a customer’s demand for higher annual price reductions and are unable to offset the impact of any such price reductions through continued technology improvements, cost reductions and other productivity initiatives, our results of operations and financial condition could be adversely affected.

Our business faces substantial competition.

The automotive industry is highly competitive. Our competitors include the driveline component manufacturing facilities of certain existing OEMs, as well as many other domestic and foreign companies possessing the capability to produce some or all of the products we supply. Some of our competitors are affiliated with OEMs and others have economic advantages as compared to our business, such as lower labor and benefit costs. Technology, design, quality, delivery and cost are the primary elements of competition in our industry segment. As a result of these competitive pressures and other industry trends, OEMs and suppliers are developing strategies to reduce cost. These strategies include supply base consolidation and global sourcing. Our business may be adversely affected by increased competition from suppliers benefiting from OEM affiliate relationships or financial and other resources that we do not have, including governmental assistance. Our business may also be adversely affected if we do not sustain our ability to meet customer requirements relative to technology, design, quality, delivery and cost.

Our company’s global operations are subject to political and other economic risks and uncertainties.

International operations are subject to certain risks inherent in conducting business outside the U.S., such as changes in currency exchange rates, tax laws, price and currency exchange controls, import restrictions, nationalization, expropriation and other governmental action.

In addition, the U.S. economy may also be adversely affected by political events and domestic or international terrorist events and hostilities. These uncertainties could have a material adverse effect on the continuity of our business and our results of operations and financial condition. As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks.

Our business could be adversely affected by the cyclical nature of the automotive industry.

Our operations are cyclical because they are directly related to worldwide automotive production, which is itself cyclical and dependent on general economic conditions and other factors, such as interest rates, fuel prices and consumer confidence. Our business may be adversely affected by an economic decline that results in a reduction of automotive production and sales by our largest customers. Our business may also be adversely affected by reduced demand for the product programs we currently support, or if we fail to obtain sales orders for new or redesigned products that replace our current product programs.

Our company faces rising costs for pension and other postretirement benefit obligations.

We have significant pension and other postretirement benefit obligations to our employees and retirees. Our ability to satisfy these funding requirements will depend on our cash flow from operations and our ability to access credit and the capital markets. The funding requirement of these benefit plans, and the related expense reflected in our financial statements, is affected by several factors that are subject to an inherent degree of uncertainty, including governmental regulation. Key assumptions used to value these benefit obligations, funding requirements and expense recognition include the discount rate, the expected long-term rate of return on pension assets and the health care cost trend rate. If the actual trends in these factors are less favorable than our assumptions, it could have an adverse affect on our results of operations and financial condition.

We may incur material losses and costs as a result of product liability and warranty claims and litigation.

We are exposed to warranty and product liability claims in the event that our products fail to perform as expected, and we may be required to participate in a recall of such products. Our largest customer, GM, has recently extended their warranty protection for new and used vehicles to 5 years or 100,000 miles. Other OEMs have also similarly extended their warranty programs. This trend will put additional pressure on the supply base to improve quality systems. This trend may also result in higher cost recovery claims by OEMs to suppliers whose products incur a higher rate of warranty claims. Historically, we have experienced negligible warranty-related expenditures due to contractual agreements with our customers and ongoing improvements in the quality, reliability and durability of our products. If our customers demand higher warranty-related cost recoveries, or if our products fail to perform as expected, it could have a material adverse impact on our results of operations or financial condition.

We are also involved in various legal proceedings incidental to our business. Although we believe that none of these matters is likely to have a material adverse effect on our results of operations or financial condition, there can be no assurance as to the ultimate outcome of any such legal proceeding or any future legal proceedings.

Our business is subject to costs associated with environmental, health and safety regulations.

Our operations are subject to various federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our operations and facilities have been and are being operated in compliance, in all material respects, with such laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of automotive parts manufacturing facilities entails risks in these areas, however, and there can be no assurance that we will not incur material costs or liabilities. In addition, potentially significant expenditures could be required in order to comply with evolving environmental, health and safety laws, regulations or other pertinent requirements that may be adopted or imposed in the future.

Our company’s ability to operate effectively could be impaired if we lose key personnel.

Our success depends, in part, on the efforts of our executive officers and other key associates. In addition, our future success will depend on, among other factors, our ability to continue to attract and retain qualified personnel. The loss of the services of our executive officers or other key associates, or the failure to attract or retain associates, could have a material adverse effect on our results of operations and financial condition.

Our business may be adversely affected by a violation of financial covenants.

Our $600 million senior unsecured revolving credit facility entered into on January 9, 2004 (Revolving Credit Facility) contains financial covenants which require us to comply with a leverage ratio and to maintain a minimum level of net worth. A violation of either of these covenants could result in a default under this facility, which would permit the lenders to accelerate the repayment of any borrowings outstanding at that time. A default or acceleration under the Revolving Credit Facility may result in defaults under our other debt agreements and may adversely affect our results of operations and financial condition.

Risks Relating to the Notes

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness, including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any indebtedness of our subsidiaries to the extent of the assets of such subsidiaries. In addition, pursuant to the terms of our Revolving Credit Facility, and our $250 million term loan facility entered into on June 28, 2006 (Term Loan), if any of our existing or future subsidiaries become material subsidiaries, as defined under the Revolving Credit Facility or the Term Loan, such subsidiary will be required to provide a guarantee of our obligations under the Revolving Credit Facility and the Term Loan. As a result, the notes would be structurally subordinated to the debt guaranteed by such material subsidiaries under these agreements. As of the date of this prospectus supplement, we have no material subsidiaries.

The terms of the indenture limit our ability to secure additional debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of the Notes — Material Covenants” in the prospectus supplement and the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, could have the effect of diminishing our ability to make payments on the notes when due.

There may be no public trading market for the notes.

We have not applied and do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

If you are able to resell your notes, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	the market for similar securities;

•	market interest rates;

•	the redemption (if any) and repayment features of the notes to be sold; and

•	the time remaining to maturity of your notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

Ratings for the notes may not reflect all risks of an investment in the notes.

The notes will be rated by at least two nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

In addition, although the notes are expected to be rated below investment grade at the time of this offering by both Standard & Poor’s and Moody’s Investors Service, they lack the protection for holders of a number of restrictive covenants typically associated with comparably rated public debt securities, including the incurrence of additional indebtedness, payment of dividends and other restricted payments, sale of assets and the use of proceeds therefrom, transactions with affiliates and dividend and other payment restrictions affecting subsidiaries.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, after deducting the estimated discounts and commissions of the underwriters and other offering expenses, of approximately $        million. We intend to use the net proceeds from this offering for general corporate purposes, including to pay down amounts outstanding under our Revolving Credit Facility. As of February 21, 2007, our outstanding borrowings under our Revolving Credit Facility were $265.0 million. Loans under such facility bear interest at a rate of approximately 7.375% per annum and are repayable on April 12, 2010. Amounts repaid under our Revolving Credit Facility may be reborrowed, subject to customary conditions.

Affiliates of certain of the underwriters in this offering are lenders under our existing Revolving Credit Facility and will receive a portion of the proceeds from this offering. See “Underwriting.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings represent income before taxes and fixed charges. Fixed charges consist of interest expense, one-third of rental expense, which we believe to be representative of the interest portion of rent expense, and preferred stock dividends.

	Years Ended December 31,
	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	(5.58)	2.69	6.31	5.52	4.54

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and actual capitalization as of December 31, 2006 and our cash and cash equivalents and capitalization as adjusted to give effect to the sale of the notes offered hereby and the application of the net proceeds, including the repayment of our Revolving Credit Facility, as if these events had occurred on December 31, 2006. See “Use of Proceeds.” This table should be read in conjunction with our historical financial statements included in our annual report on Form 10-K for the year ended December 31, 2006, which are incorporated by reference herein.

	As of
	December 31, 2006
		As
	Actual	Adjusted
	(Dollars in millions)
	(Unaudited)

Cash and cash equivalents	$13.5	$175.0

Long-term debt:
Revolving Credit Facility(1)	$100.0	$—
Unsecured Term Loan Due 2010	250.0	250.0
Senior Notes offered hereby	—	300.0
5.25% Senior Unsecured Notes Due 2014	249.8	249.8
Senior Convertible Notes due 2024	2.7	2.7
Foreign and other debt agreements	69.7	36.2

Total long-term debt and capital lease obligations	672.2	838.7

Stockholders’ equity:
Common Stock; par value $.01 per share; 150.0 million shares authorized; 53.6 million shares issued and outstanding (52.0 million as adjusted)	0.6	0.6
Paid-in capital	381.7	381.7
Retained earnings	590.0	590.0
Treasury stock at cost; 0.1 million shares (1.7 million as adjusted)	(171.8)	(171.8)
Accumulated other comprehensive loss, net of tax	13.2	13.2
Total stockholders’ equity	813.7	813.7

Total capitalization	$1,485.9	$1,652.4

(1)	As of February 21, 2007, our outstanding borrowings under our Revolving Credit Facility were $265.0 million. Loans under such facility bear interest at a rate of approximately 7.375% per annum and are repayable on April 12, 2010. Amounts repaid under our Revolving Credit Facility may be reborrowed, subject to customary conditions.

DESCRIPTION OF THE NOTES

We will issue the notes pursuant to an indenture to be dated as of          , 2007 between American Axle & Manufacturing, Inc., as issuer, American Axle & Manufacturing Holdings, Inc., as guarantor, and The Bank of New York Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (Trust Indenture Act).

The following description is only a summary of the material provisions of the notes and the indenture. This description does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture. We urge you to read the indenture and the form of the notes, which you may obtain from us upon request. As used in this description, all references to “AAM Inc.”, “our company”, the “issuer”, “we”, “us” or “our” mean American Axle & Manufacturing, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and all references to “Holdings” mean American Axle & Manufacturing Holdings, Inc., our parent corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Holdings has no material operations or assets other than its ownership of 100% of the issued and outstanding common stock of American Axle & Manufacturing, Inc., the issuer.

General

The notes initially will be limited to $300.0 million aggregate principal amount. The indenture will provide that we will have the ability to issue additional notes in series, including additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes issued hereby. Any additional notes having the same terms as the notes offered hereby and designated as the same series and class of notes will, together with the notes offered hereby, constitute a single series of the notes under the indenture. The notes will mature on          , 2017. The notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes will bear interest at the rate of  % per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for, until          , 2017. Interest will be payable semiannually in arrears on           and           of each year, commencing on          , 2007, to holders of record at the close of business on the           or           immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued from the period commencing on and including the immediately proceeding interest payment day (or, if none,          , 2007) through the day before the applicable interest payment date (or redemption date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

Interest will cease to accrue on a note upon its maturity or redemption. We may not reissue a note that has matured or been redeemed or otherwise canceled, except for registration of transfer, exchange or replacement of such note.

Guarantee

Holdings is guaranteeing our monetary obligations under the notes on an unsecured and unsubordinated basis. The notes will not be guaranteed by any of our subsidiaries. Holdings will irrevocably and unconditionally guarantee on an unsecured and unsubordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the issuer under the indenture and the notes, whether for payment of principal of premium, if any, or interest or liquidated damages on the notes, expenses, indemnification or otherwise. Such guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by Holdings without rendering the guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Ranking

The notes and the Holdings guarantee will be unsecured and unsubordinated obligations and will rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of AAM Inc. and Holdings, respectively. However, the notes and the Holdings guarantee will be effectively subordinated to all existing and future obligations of our subsidiaries and the subsidiaries of Holdings, respectively, and to any secured debt of AAM Inc. and Holdings, respectively, to the extent of any assets securing such debt. We are the only current subsidiary of Holdings.

As of December 31, 2006, Holdings had consolidated debt of $672.2 million. As of December 31, 2006, after giving effect to this offering and the application of the proceeds therefrom:

•	Holdings would have had $838.7 million of total consolidated indebtedness;

•	AAM Inc. and Holdings would have had an aggregate of $802.5 million of unsecured, unsubordinated indebtedness outstanding;

•	AAM Inc. and Holdings, not including our subsidiaries, would have had no secured indebtedness outstanding; and

•	Our subsidiaries would have had an aggregate of $36.2 million of indebtedness outstanding.

In addition, as of December 31, 2006, our subsidiaries had additional liabilities of approximately $228 million.

Optional Redemption

On and after          , 2012, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on           of the years set forth below:

Period	Redemption Price

2012		%
2013		%
2014		%
2015 and thereafter	100.000%

Prior to          , 2012, we will be entitled at our option to redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on          , 2012 (such redemption price being described in the first paragraph in this “— Optional redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through          , 2012 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after          , 2012, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) if not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to
          , 2012, that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of a maturity most nearly equal to          , 2012.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means J.P. Morgan Securities Inc., which we refer to as JPMorgan Securities, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of JPMorgan Securities and Banc of America Securities LLC and any other dealer selected by JPMorgan Securities, and the respective successors of the foregoing; provided, however, that, if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (Primary Treasury Dealer), we shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the notes to be redeemed. If less than all the notes are to be redeemed at any time, the trustee will select notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control

Upon the occurrence of a Change of Control, AAM Inc. will make an offer (Change of Control Offer) to each holder to repurchase all or any part of each holder’s notes at a purchase price (Change of Control Purchase Price) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. Within 30 days following any Change of Control, AAM Inc. will (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and (ii) send, by first-class mail, with a copy to the Trustee, a notice to each registered holder stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the indenture and that all notes timely tendered will be accepted for payment; (2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (Change of Control Payment Date); (3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (4) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

AAM Inc. shall comply with the requirements of Rule 14e of the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms of the notes, AAM Inc. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such compliance.

On the Change of Control Payment Date, AAM Inc. will, to the extent lawful, (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by AAM Inc. The Paying Agent will promptly mail to each registered holder of notes properly tendered the Change of Control Purchase Price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered by such holder, if any; provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. AAM Inc. will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

AAM Inc. will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and all other provisions of the indenture and terms of the notes applicable to a Change of Control Offer made by AAM Inc. and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the voting stock of Holdings or AAM Inc. (for purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (parent corporation) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the voting stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the property of Holdings or AAM Inc. and its Subsidiaries, considered as a whole (other than a disposition of such property as an entirety or virtually as an entirety to a wholly owned Restricted Subsidiary), shall have occurred, or Holdings or AAM Inc. mergers, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into Holdings or AAM Inc., in any such event pursuant to a transaction in which the outstanding voting stock of Holdings or AAM Inc. is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(1) the outstanding voting stock of Holdings or AAM Inc. is reclassified into or exchanged for other voting stock of Holdings or AAM Inc., as the case may be, or for voting stock of the surviving person, and

(2) the holders of the voting stock of Holdings or AAM Inc., as the case may be, immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock of Holdings or AAM Inc., as the case may be, or the surviving person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of Holdings was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Directors then in office.

Material Covenants

Consolidation, Merger, Sale or Conveyance.  The indenture provides that AAM Inc. or Holdings may not consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if other than AAM Inc. or Holdings, as the case may be, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding notes and the performance of every covenant and obligation in the indenture to be performed or observed by AAM Inc. or Holdings, as the case may be;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	AAM Inc. or Holdings, as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for AAM Inc. or Holdings, as the case may be, as obligor or guarantor on the notes, as the case may be, with the same effect as if it had been named in the indenture as AAM Inc. or Holdings, as the case may be.

Limitation on Liens.  AAM Inc. and Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (Debt) secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by AAM Inc. or Holdings or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the notes of each series then outstanding under the indenture are secured equally and ratably with or, at our option, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1)	Mortgages on any property existing at the time of the acquisition thereof;

(2)	Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with our company or Holdings or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to us, Holdings or a Restricted Subsidiary; provided that any such Mortgage does not extend to any property owned by us, Holdings or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3)	Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4)	Mortgages in favor of our company, Holdings or a Restricted Subsidiary;

(5)	Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(6)	Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7)	Mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the indenture or referred to in clauses (1) to (3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt shall be created within 360 days of repaying the Debt secured by the Mortgage referred to in clauses (1) to (3) or (5) and the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AAM Inc., Holdings and any Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the notes of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt of AAM Inc., Holdings and the Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 10% of Consolidated Net Tangible Assets.

“Consolidated Tangible Assets” means the aggregate of all assets of Holdings (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of Holdings at their net book values, after deducting related depreciation, applicable allowances and other properly deductible items, and after deducting all goodwill, trademarks, tradenames, patents, unamortized debt discount and expenses and other like intangibles, all prepared in accordance with GAAP.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of Holdings appearing on the most recent available consolidated balance sheet of Holdings, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of Holdings or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of Holdings, our company or any Subsidiary for a term in excess of 12 months from the date of determination.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located in the United States owned by, or leased to, AAM Inc., Holdings or any Subsidiary that has a market value in excess of 1.0% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary (excluding AAM Inc.) that owns Operating Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AAM Inc., Holdings or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by AAM Inc., Holdings or such Subsidiary to such Person.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by AAM Inc. or Holdings, or by one or more other Subsidiaries, or by AAM Inc. or Holdings and one or more other Subsidiaries.

Limitation On Sale And Leaseback Transactions.  AAM inc. and Holdings will not, and will not permit any restricted subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1) the Sale and Leaseback Transaction is solely with our company, Holdings or another Restricted Subsidiary;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) our company, Holdings or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”, without equally and ratably securing the notes then outstanding under the indenture, to create, incur, issue, assume or guarantee Debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) our company, Holdings or such Restricted Subsidiary within 360 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of notes, other Funded Debt of our company or Holdings ranking on a parity with the notes or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5) the Attributable Debt of our company, Holdings and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the indenture (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) which do not equally and ratably secure such outstanding notes (or secure such outstanding notes on a basis that is prior to other Debt secured thereby), would not exceed 10% of Consolidated Tangible Net Assets.

“Attributable Debt” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Debt owed to our company, Holdings or a Subsidiary.

Events of Default; Waiver and Notice

An event of default is defined in the indenture as:

(a) default for 30 days in payment of any interest on the notes (including additional interest under the registration rights agreement described below) when it becomes due and payable;

(b) default in payment of principal of or any premium on the notes at maturity or redemption or repurchase price when the same becomes due and payable;

(c) default by us or Holdings in the performance of any other covenant contained in the indenture for the benefit of the notes that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

(d) the guarantee of Holdings ceases to be in full force and effect or is declared null and void or Holdings denies that it has any further liability under its guarantee to the note holders, or has given notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after notice is given as specified in the indenture;

(e) default in the payment of principal when due or resulting in acceleration of other indebtedness of AAM Inc., Holdings or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the notes; provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(f) certain events of bankruptcy, insolvency and reorganization of our company or Holdings.

When we refer to a “Significant Subsidiary,” we mean any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

The indenture provides that:

•	if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes may declare the principal amount of the notes then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

•	upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the notes and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding; and

•	if an event of default described in clause (f) occurs and is continuing, then the principal amount of all notes issued under the indenture and then outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of notes notice of all uncured defaults known to it with respect to the notes within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

No holder of any notes may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the notes;

•	the holders of not less than 25% in aggregate principal amount of the notes then outstanding have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of notes.

The holders of a majority in aggregate principal amount of the notes affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and our performance under the indenture and the terms of the notes has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the notes issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the notes;

•	to add covenants of our company, or surrender any rights of the company, or add any rights for the benefit of the holders of notes;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•	to evidence and provide the acceptance of any successor trustee with respect to the notes or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture, the Holdings guarantee or the rights of the holders of the notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•	change the maturity of any payment of principal of, or any premium on, any notes, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding notes affected thereby.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancelation all outstanding notes or by depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by our company.

Governing Law

The indenture, the notes and the guarantee are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The notes will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except circumstances described below, the notes will not be issued in definitive form.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes presented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of notes under the global securities or the indenture. Payment of principal amounts on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of our company, Holdings, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominees, upon receipt of any payment of the principal amount, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as a depository and a successor depository is not appointed by us within 90 days or if an event of default has occurred and is continuing, we will issue notes in definitive form in exchange for the entire global security for the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Revolving Credit Facility

On January 9, 2004, AAM Inc. entered into a new senior unsecured revolving credit facility, or the Revolving Credit Facility, that provides up to $600.0 million of revolving bank credit commitments through April 2010, of which up to the equivalent of $100 million and $50 million, respectively, can be denominated in Euros and Pounds Sterling. Amounts repaid under our Revolving Credit Facility may be reborrowed, subject to customary conditions.

The Revolving Credit Facility provides up to $100 million to be represented by Letters of Credit. We may also use up to $30 million for short-notice swingline loans.

Amounts outstanding under the Revolving Credit Facility are unconditionally and irrevocably guaranteed by Holdings and may also be guaranteed in the future by certain of AAM Inc.’s material subsidiaries.

At our option, interest rates applicable to borrowings under the Revolving Credit Facility are either based on the LIBOR rate for loans in dollars and Pounds Sterling or the EURIBOR rate for loans in Euros, plus a margin ranging from 1.25% to 2.50%, or the JPMorgan Chase Bank, N.A. alternate base rate (for loans in dollars), plus a margin ranging from 0.25% to 1.50%. The alternate base rate is the higher of JPMorgan Chase Bank, N.A.’s prime rate and the federal funds effective rate plus 0.50%.

With respect to letters of credit, we pay a per annum fee equal to the applicable margin with respect to LIBOR and EURIBOR loans, or Eurodollar loans, then in effect under the facility, multiplied by the aggregate face amount of outstanding letters of credit. We also pay a per annum fee ranging from 0.25% to 0.50%, multiplied by the undrawn portion of the commitments under the Revolving Credit Facility.

The Revolving Credit Facility contains various operating covenants which, among other things, impose certain limitations on our ability to incur secured or subsidiary indebtedness, incur liens, merge, make acquisitions, sell all or substantially all of our assets or enter into certain types of transactions with our affiliates. There are no direct limitations on the unsecured indebtedness of AAM Inc. or Holdings. In addition, the Revolving Credit Facility requires us to comply with financial covenants relating to leverage and minimum net worth.

Term Loan

On June 28, 2006, AAM Inc. entered into a $200 million senior unsecured term loan facility, or the Term Loan, which was subsequently increased on August 9, 2006 to $250 million. The Term Loan matures in April 2010. The proceeds of the Term Loan were used for general corporate purposes and to refinance amounts payable by Holdings upon the exercise of the conversion rights in respect of Holdings’ 2.00% Senior Convertible Notes due 2024.

Amounts outstanding under the Term Loan are unconditionally and irrevocably guaranteed by Holdings and also may be guaranteed in the future by certain of AAM Inc.’s material subsidiaries.

At our option, interest rates applicable to borrowings under the Term Loan are either based on the LIBOR rate for loans, plus 4.25%, or the JPMorgan Chase Bank N.A. alternate base rate, plus 3.25%. The alternate base rate is the higher of JPMorgan Chase Bank N.A.’s prime rate and the federal funds effective rate plus 0.50%.

The Term Loan contains various operating covenants which, among other things, impose certain limitations on our and our subsidiaries’ ability to incur indebtedness and liens, merge, make acquisitions, sell all or substantially all of our and our subsidiaries’ assets or enter into certain types of transactions with our affiliates.

5.25% Senior Unsecured Notes Due 2014

The $250,000,000 aggregate original principal amount of the 5.25% Notes are our senior unsecured obligations and are fully and unconditionally guaranteed by Holdings. Holdings has no significant assets other than its 100% ownership of AAM, Inc. and no subsidiaries other than AAM, Inc.

2.00% Senior Convertible Notes Due 2024

The 2.00% Senior Convertible Notes are senior unsecured obligations of Holdings and are fully and unconditionally guaranteed by AAM, Inc. At the option of the holder, these notes are currently convertible into cash under the terms of the indenture. The current principal amount outstanding is $2.7 million.

Foreign and Other Debt Agreements

In 2006, we had access to $60.0 million of uncommitted bank lines of credit. At December 31, 2006, $33.5 million was outstanding under such uncommitted bank credit lines and an additional $26.5 million was available.

We utilize local currency credit facilities to finance the operations of certain foreign subsidiaries. These credit facilities, guaranteed by Holdings or AAM, Inc., expire at various dates through December 2011. At December 21, 2006, $33.7 million was outstanding under these facilities and an additional $92.3 million was available.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount

J.P. Morgan Securities Inc.	$
Banc of America Securities LLC
ABN AMRO Incorporated
Wachovia Capital Markets, LLC.
BNP Paribas Securities Corp.
Comerica Securities, Inc.
KeyBanc Capital Markets, a division of McDonald Investment Inc.
Lazard Capital Markets LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
Piper Jaffray & Co.
SunTrust Capital Markets, Inc.

Total	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to  % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering.

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees. In addition, affiliates of each of the underwriters listed in the table are lenders under our existing Revolving Credit Facility. Amounts outstanding under our existing Revolving Credit Facility will be repaid in connection with this offering. Because more than 10% of the net proceeds of this offering will be paid to affiliates of the underwriters, the offering is being conducted in compliance with Rule 2720(c)(3) of the Conduct Rules of the National Association of Securities Dealers, Inc. In accordance with that rule, Banc of America Securities LLC is acting as the “qualified independent underwriter” for the offering. That rule requires that the initial yield can be no lower than that recommended by the qualified independent underwriter. In acting as the qualified independent underwriter, Banc of America Securities LLC has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State before the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the notes included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or include banks, stockbrokers, insurance companies, pension funds, other institutional and finance companies and treasury departments of large enterprises.

LEGAL MATTERS

Shearman & Sterling LLP has passed upon the validity of the notes and the guarantee offered by this prospectus supplement and the accompanying prospectus for us. The Underwriters have been represented by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and the related financial statement schedule and management’s report on the effectiveness of internal controls over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from Holdings’ Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, Independent Registered Public Accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AMERICAN AXLE & MANUFACTURING, INC.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Debt Securities
Guarantees
Warrants to Purchase Debt Securities
Common Stock
Preferred Stock

We will provide the specific terms of these securities in supplements or term sheets to this prospectus. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest.

We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement or a term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS MARCH 1, 2006.

i

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with those requirements, we file combined reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Unless the context otherwise requires, references in this prospectus to the “company,” “we,” “our,” and “us” shall mean collectively (i) American Axle & Manufacturing, Inc., or AAM Inc., a Delaware corporation, and its direct and indirect subsidiaries and (ii) American Axle & Manufacturing Holdings, Inc., or Holdings, a Delaware corporation and the direct parent corporation of AAM Inc.

You can call the SEC’s toll-free number at 1-800-SEC-0330 for further information. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding companies like ours that file with the SEC electronically. The documents can be found by searching the EDGAR archives at the SEC’s website or can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, NE, Washington, D.C. 20549. Our SEC filings and other information about us may also be obtained from our website at www.aam.com, although information on our website does not constitute a part of this prospectus. Material that we have filed may also be inspected at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Holdings’ annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 1, 2006.

•	Holdings’ current reports on Form 8-K filed with the SEC on February 3, 2006 (dated January 30, 2006) and February 8, 2006 (dated February 8, 2006).

•	Holdings’ 2005 proxy statement on Schedule 14A, filed with the SEC on March 22, 2005.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:
American Axle & Manufacturing Holdings, Inc.
Attention: Investor Relations
One Dauch Drive
Detroit, Michigan 48211-1198
Telephone Number: (313) 758-2000

Except as provided above, no other information, including, but not limited to, information on our websites is incorporated by reference in this prospectus.

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AMERICAN AXLE & MANUFACTURING

We are a premier Tier I supplier to the automotive industry and a worldwide leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related powertrain components and chassis modules for light trucks, sport utility vehicles (SUVs), passenger cars and crossover vehicles. Driveline and drivetrain systems include components that transfer power from the transmission and deliver it to the drive wheels. Our driveline, drivetrain and related powertrain products include axles, chassis modules, driveshafts, power transfer units, transfer cases, chassis and steering components, driving heads, crankshafts, transmission parts and metal-formed products.

We are the principal supplier of driveline components to General Motors Corporation (GM) for its rear-wheel drive (RWD) light trucks and SUVs manufactured in North America, supplying substantially all of GM’s rear axle and front four-wheel drive/ all-wheel drive (4WD/AWD) axle requirements for these vehicle platforms.

We are the sole-source supplier to GM for certain axles and other driveline products for the life of each GM vehicle program covered by a Lifetime Program Contract (LPC). Substantially all of our sales to GM are made pursuant to the LPCs. The LPCs have terms equal to the lives of the relevant vehicle programs or their respective derivatives, which typically run 6 to 12 years, and require us to remain competitive with respect to technology, design and quality. We have been successful in competing, and we will continue to compete for future GM business upon the expiration of the LPCs.

We are also the principal supplier of driveline system products for the Chrysler Group’s heavy-duty Dodge Ram full-size pickup trucks (Dodge Ram program) and its derivatives. As part of this program, we supply a fully integrated computer-controlled chassis system for the Dodge Ram Power Wagon.

In addition to GM and DaimlerChrysler Corporation, we supply driveline systems and other related components to PACCAR Inc., Volvo Group, Ford Motor Company, and other original equipment manufacturers (OEMs) and Tier I supplier companies such as Magna International, Inc. and The Timken Company.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement or term sheet, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes, which may include, among other things, funding acquisitions or reducing indebtedness.

PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings:

•	unsecured debt securities (“debt securities”), which may be either senior (the “senior securities”) or subordinated (the “subordinated securities”), guaranteed by American Axle & Manufacturing Holdings, Inc.;

•	warrants to purchase debt securities (“debt warrants”);

•	shares of the common stock of American Axle & Manufacturing Holdings, Inc. (“common stock”); or

•	shares of our preferred stock (“preferred stock”).

The terms of the securities will be determined at the time of offering.

We will refer to the debt securities, debt warrants, the guarantees of the debt securities, common stock and preferred stock, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, common stock and preferred stock issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Act”), we may add to and offer additional securities including secondary securities by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus or prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities, common stock and preferred stock we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our Registration Statement.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, or any accompanying prospectus supplement and the documents incorporated herein or therein by reference are forward-looking in nature and relate to trends and events that may affect our future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “will,” “expect,” “anticipate,” “intend,” “project” and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this prospectus, any accompanying prospectus supplement, or the dates of the documents incorporated herein or therein by reference, as the case may be. The statements are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experiences may differ materially from the forward-looking statements as a result of many factors, including but not limited to:

•	reduced purchases of our products by General Motors Corporation, DaimlerChrysler Corporation or other customers;

•	reduced demand for our customers’ products (particularly light trucks and sport utility vehicles produced by General Motors Corporation and DaimlerChrysler Corporation);

•	our ability and our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages;

•	supply shortages or price increases in raw materials, utilities or other operating supplies;

•	our ability and our customers’ and suppliers’ ability to successfully launch new product programs;

•	our ability to respond to changes in technology or increased competition;

•	adverse changes in laws, government regulations or market conditions including increases in fuel prices affecting our products or our customers’ products (including the Corporate Average Fuel Economy regulations);

•	adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia);

•	liabilities arising from legal proceedings to which we are or may become a party or claims against us or our products;

•	risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities;

•	availability of financing for working capital, capital expenditures, research and development or other general corporate purposes;

•	our ability to attract and retain key associates;

•	other unanticipated events and conditions that may hinder our ability to compete.

It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

As required by federal law for all bonds and debt securities of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf. Unless otherwise indicated in a prospectus supplement, the trustee will be the Bank of New York Trust Company, N.A. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default.” Second, the trustee performs certain administrative duties for us.

The term “trustee” refers to the senior trustee or the subordinated trustee, as appropriate. We will refer to the indenture that governs the debt securities as the “indenture.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debt securities and the indenture. We urge you to read the indenture and the form of the debt securities, which you may obtain from us upon request. As used in this description, all references to “AAM Inc.,” “our company,” the “issuer,” “we,” “us” or “our” mean American Axle & Manufacturing, Inc., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and all references to “Holdings” mean American Axle & Manufacturing Holdings, Inc., our parent corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Holdings has no material operations or assets other than its ownership of 100% of the issued and outstanding common stock of American Axle & Manufacturing, Inc., the issuer.

General

The debt securities will be AAM Inc.’s unsecured obligations. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness and will be guaranteed by Holdings. The Holdings guarantee will rank equally with all of its other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of AAM Inc.’s Senior Indebtedness as more fully described in a prospectus supplement or term sheet. The subordinated debt securities will be guaranteed on a subordinated basis by Holdings, as more fully described in a prospectus supplement or term sheet.

The indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement or term sheet, which may be in the form of Exhibit A hereto, including the guarantee by Holdings (“offered debt securities”) and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

•	The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

•	The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•	Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

•	If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•	The applicability of the provisions of Article Fourteen of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions.

•	Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1011 of the indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	Whether the securities are subordinated and the terms of such subordination.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any changes or additions to the Events of Default or covenants contained in the indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Any other material terms of the debt securities and guarantees.

For purposes of this prospectus, any reference to the payment of principal or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which LIBOR is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center

U.S. dollars	The City of New York
Australian dollars	Sydney
Canadian dollars	Toronto
New Zealand dollars	Auckland
South African rand	Johannesburg
Swiss francs	Zurich

and in the event the LIBOR Currency is the euro, the “Principal Financial Center” is London.

The authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency Notes will be set forth in the applicable prospectus supplement or term sheet.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement or term sheet, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the debt securities being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus the rate specified in a prospectus supplement or term sheet, plus, in each case, accrued and unpaid interest on the debt securities to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the underwriter, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” will be specified in the prospectus supplement or term sheet.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

Regardless of anything in this prospectus to the contrary, if a debt security is an OID Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase debt securities at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we will issue them in book-entry form only. Debt securities issued in book-entry form will be represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement or term sheet will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement or term sheet will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders.  We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders.  In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders.  Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders.  If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Interest and Interest Rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Interest rates offered with respect to debt securities may differ depending upon, among other things, the aggregate principal amount of debt securities purchased in any single transaction. Debt securities with similar variable terms but different interest rates, as well as debt securities with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of debt securities are subject to change from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date (as defined below) to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Fixed Rate Notes

The prospectus supplement or term sheet for Fixed Rate Notes will describe a fixed interest rate payable semiannually in arrears on the dates specified in such term sheet or prospectus supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date. A “Regular Record Date” will be the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “— Optional Redemption, Repayment and Repurchase.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt securities (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount. The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each Floating Rate Note will have an interest rate basis or formula. That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

Change of Interest Rate.  The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). The Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined.  The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Commercial Paper, Federal Funds and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest.  Interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet;

•	for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the next

Business Day, except in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes.  The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes.  The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 PM.,

New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper — Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper — Nonfinancial.”

•	If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100
360 − (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

LIBOR Notes.  On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

•	If “LIBOR Telerate” is specified in the prospectus supplement or term sheet, LIBOR will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet commencing on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

•	If “LIBOR Reuters” is specified in the prospectus supplement or term sheet, LIBOR will be the average of the offered rates calculated by the calculation agent, or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet commencing on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

If the prospectus supplement or term sheet does not specify “LIBOR Telerate” or “LIBOR Reuters,” the LIBOR Rate will be LIBOR Telerate.

On any Interest Determination Date on which fewer than two offered rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

•	LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major reference banks (which may include affiliates of the agent) in the London interbank market commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

•	If fewer than two quotations are provided as mentioned above, LIBOR will be the rate calculated by the calculation agent as the average of the rates quoted by three major banks, which may include affiliates of the agent, in the Principal Financial Center at approximately 11:00 A.M., in the Principal Financial Center, on that Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

“Designated LIBOR Page” means:

•	if “LIBOR Reuters” is specified in the applicable prospectus supplement or term sheet, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

•	if “LIBOR Telerate” is specified in the applicable prospectus supplement or term sheet or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable prospectus supplement or term sheet as the method of calculating LIBOR, the display on Moneyline Telerate (or any successor service, “Telerate”) on the page specified in such prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

Federal Funds Rate Notes.  The “Federal Funds Rate” for any Interest Determination Date is the rate as of that date for U.S. dollar federal funds, as published in H.15(519) prior to 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Federal Funds (Effective),” as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) (“Telerate Page 120”).

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•	If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate as of that Interest Determination Date for U.S. dollar Federal Funds, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”.

•	If that rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of United States dollar federal funds transactions in New York City as of 9:00 A.M., New York City time, which may include the agent or its affiliates, on the Business Day following that Interest Determination Date. The calculation agent will select the three brokers referred to above.

•	If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

Prime Rate Notes.  The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•	If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME 1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•	If fewer than four rates appear on the Reuters Screen US PRIME 1 Page on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes.  The “Treasury Rate” for any Interest Determination Date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVESTMENT RATE” on the display on Telerate on page 56 (or any other page as may replace such page on such service) (“Telerate Page 56”) or page 57 (or any other page as may replace such page on such service) (“Telerate Page 57”) by 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date.

The following procedures will be followed if the Treasury Rate cannot be determined as described above:

•	if the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the rate for the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High,” or

•	if such rate is not so published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury, or

•	if the rate referred to above is not yet published or announced by the United States Department of the Treasury by 3:00 P.M., New York City time, or if the auction is not held, then the Treasury Rate will be the Bond equivalent yield of the rate on the applicable Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

•	if such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be the rate on the applicable Interest Determination Date of the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

•	if such rate is not so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 P .M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers (which may include the agent or its affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet, or

•	if fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate in effect on that Interest Determination Date.

“Bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond equivalent yield =	D × 360	× 100
360 − (D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to the number of days in the year, either 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest reset period for which interest is being calculated.

CMT Rate Notes.  The “CMT Rate” for any Interest Determination Date is:

(1) if CMT Telerate Page 7051 is specified in the applicable prospectus supplement or term sheet:

•	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) under the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate (or any successor service), on page 7051 (or any other page as may replace page 7051 on that service) (“Telerate Page 7051”), for the applicable Interest Determination Date, or

•	if the above rate does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for the applicable Interest Determination Date as published in H.15(519) under the heading “Treasury Constant Maturities,” or

•	if the above rate does not appear on Telerate Page 7051 or is not yet published in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable prospectus supplement or term sheet as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

•	if that rate is not published, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New

York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•	if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

•	if fewer than three prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in securities in the market at that time, or

•	if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will then be the CMT Rate in effect on the applicable Interest Determination Date.

(2) if CMT Telerate Page 7052 is specified in the applicable prospectus supplement or term sheet:

•	the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) opposite the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate (or any successor service), on page 7052 (or any other page as may replace that specified page on that service) (“Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•	if the above rate is not published on Telerate Page 7052, then the CMT Rate will be the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

•	if the above rate is not published on Telerate Page 7052 or is not yet published in H.15(519), for the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, then the CMT Rate will be the average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•	if the Federal Reserve Bank of New York does not publish the rate referred to above, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than one year shorter than the index maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•	if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

•	if fewer than three prices referred to above are provided as requested, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation, or in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

•	if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will be the CMT Rate in effect on the applicable Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable prospectus supplement or term sheet have remaining terms to maturity equally close to the Index Maturity specified in the applicable prospectus supplement or term sheet, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Eleventh District Cost of Funds Rate Notes.  The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Telerate Page 7058 (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•	If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•	If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the Maturity Date cannot be renewed.

If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

We may issue Notes whose stated Maturity Date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet (but not to exceed 30 years from the date of issue).

We may exercise our option to extend the Extendible Note by notifying the applicable Trustee (or any duly appointed paying agent) at least 45 but not more than 60 days prior to the then effective Maturity Date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail (at least 40 days prior to the Maturity Date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new Maturity Date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the Maturity Date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective Maturity Date. In order for an Extendible Note to be so repaid on the Maturity Date, we must receive, at least 15 days but not more than 30 days prior to the Maturity Date:

(1) the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2) a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the applicable Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the applicable Trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Global Securities

What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or term sheet, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities.  As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•	An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated.  In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement or term sheet may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities.  We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “What Is a Global Security?”.

Payments on Certificated Securities.  We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York and/or at other offices that may be specified in the prospectus supplement or term sheet or in a notice to holders, against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 Business Days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed.  If any payment is due on a debt security on a day that is not a Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement or term sheet. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Material Covenants

Consolidation, Merger, Sale or Conveyance.  The indenture provides that AAM Inc. or Holdings may not consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•	the successor or transferee entity, if other than AAM Inc. or Holdings, as the case may be, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding debt securities and the performance of every covenant and obligation in the indenture to be performed or observed by AAM Inc. or Holdings, as the case may be;

•	immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•	AAM Inc. or Holdings, as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for AAM Inc. or Holdings, as the case may be, as obligor or guarantor on the debt securities, as the case may be, with the same effect as if it had been named in the indenture as AAM Inc. or Holdings, as the case may be.

Limitation on Liens.  AAM Inc. and Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage upon any Operating Property, or upon shares of capital stock or Debt issued by any Restricted Subsidiary and owned by AAM Inc. or Holdings or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired, without effectively providing concurrently that the debt securities of each series then outstanding under the indenture are secured equally and ratably with or, at our option, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1) Mortgages on any property existing at the time of the acquisition thereof;

(2) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with our company or Holdings or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to us, Holdings or a Restricted Subsidiary, provided that any such Mortgage does not extend to any property owned by us, Holdings or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4) Mortgages in favor of our company, Holdings or a Restricted Subsidiary;

(5) Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose, provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Mortgages existing on the date of the indenture or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the date of the indenture or referred to in clauses (1) to (3) or (5), provided that any such extension, renewal, replacement or refunding of such Debt shall be created within 360 days of repaying the Debt secured by the Mortgage referred to in clauses (1) to (3) or (5) and the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AAM Inc., Holdings and any Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the debt securities of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt of AAM Inc, Holdings and the Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 10% of Consolidated Net Tangible Assets.

“Consolidated Tangible Assets” means the aggregate of all assets of Holdings (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP) appearing on the most recent available consolidated balance sheet of Holdings at their net book values, after deducting related depreciation, applicable allowances and other properly deductible items, and after deducting all goodwill, trademarks, tradenames, patents, unamortized debt discount and expenses and other like intangibles, all prepared in accordance with GAAP.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of Holdings appearing on the most recent available consolidated balance sheet of Holdings, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of Holdings or its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within 12 months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of Holdings, our company or any Subsidiary for a term in excess of 12 months from the date of determination.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Issue Date.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Operating Property” means any real property or equipment located in the United States owned by, or leased to, AAM Inc., Holdings or any Subsidiary that has a market value in excess of 1.0% of Consolidated Net Tangible Assets.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Restricted Subsidiary” means any Subsidiary (excluding AAM Inc.) that owns Operating Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AAM Inc., Holdings or any Subsidiary of any Operating Property, which Operating Property has been or is to be sold or transferred by AAM Inc., Holdings or such Subsidiary to such Person.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by AAM Inc. or Holdings, or by one or more other Subsidiaries, or by AAM Inc. or Holdings and one or more other Subsidiaries.

Limitation on Sale and Leaseback Transactions.  AAM Inc. and Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1) the Sale and Leaseback Transaction is solely with our company, Holdings or another Restricted Subsidiary;

(2) the lease is for a period not in excess of twenty-four months, including renewals;

(3) our company, Holdings or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens,” without equally and ratably securing the debt securities then outstanding under the indenture, to create, incur, issue, assume or guarantee Debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) our company, Holdings or such Restricted Subsidiary within 360 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of debt securities, other Funded Debt of our company or Holdings ranking on a parity with the debt securities or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5) the Attributable Debt of our company, Holdings and our Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the date of the indenture (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) which do not equally and ratably secure such outstanding debt securities (or secure such outstanding debt securities on a basis that is prior to other Debt secured thereby), would not exceed 10% of Consolidated Tangible Net Assets.

“Attributable Debt” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Debt owed to our company, Holdings or a Subsidiary.

Events of Default

An event of default is defined in the indenture as:

(a) default for 30 days in payment of any interest on the debt securities (including additional interest under the registration rights agreement described below) when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities at maturity or redemption price when the same becomes due and payable;

(c) default by us or Holdings in the performance of any other covenant contained in the indenture for the benefit of the debt securities that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture;

(d) the guarantee of Holdings ceases to be in full force and effect or is declared null and void or Holdings denies that it has any further liability under its guarantee to the note holders, or has given notice to such effect (other than by reason of the termination of the indenture or the release of such guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after notice is given as specified in the indenture;

(e) default in the payment of principal when due or resulting in acceleration of other indebtedness of AAM Inc., Holdings or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the debt securities, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(f) certain events of bankruptcy, insolvency and reorganization of our company or Holdings.

When we refer to a “Significant Subsidiary,” we mean any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act as in effect on the date of the indenture.

The indenture provides that:

•	if an event of default described in clause (a), (b), (c), (d) or (e) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

•	upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding; and

•	if an event of default described in clause (f) occurs and is continuing, then the principal amount of all debt securities issued under the indenture and then outstanding, together with any accrued interest through the

•	occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•	the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities.

The holders of a majority in aggregate principal amount of the debt securities affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and our performance under the indenture and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our company, or surrender any rights of the company, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture, the Holdings guarantee or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•	change the maturity of any payment of principal of, or any premium on, any debt securities, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•	modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance.  Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under “Subordinated Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•	If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•	We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under “Subordinated Indenture Provisions — Subordination.”

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by our company.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement or term sheet, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The Trustee Under the Indenture

The Bank of New York is one of a number of banks with which we maintain ordinary banking relationships and from which we may have obtained credit facilities and lines of credit.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.

DESCRIPTION OF DEBT WARRANTS

We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us (“offered debt warrants”). We will issue the debt warrants under warrant agreements (each a “debt warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “debt warrant agent”), identified in the prospectus supplement or term sheet.

Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We will file the form of debt warrant agreement with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of the debt warrant agreement.

General

You should read the prospectus supplement or term sheet for the material terms of the offered debt warrants, including the following:

•	The title and aggregate number of the debt warrants.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

•	The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

•	Any optional redemption terms.

•	Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

•	The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

•	Any other material terms of the debt warrants.

The prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of Debt Warrants

Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates.

Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

Modifications

There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the debt warrants.

Changes Not Requiring Approval.  The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

Changes Requiring a Majority Vote.  Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

No Rights as Holders of Underlying Debt Securities

Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

DESCRIPTION OF COMMON STOCK

The following summary describes elements of Holdings’ Certificate of Incorporation and Bylaws to be in effect prior to consummation of the Offerings.

Holdings’ authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $.01 per share, of which 50,908,013 shares were issued and outstanding as of February 28, 2006, (ii) 10,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”) of which no shares are issued and outstanding and (iii) 40,000,000 shares of series common stock, par value $.01 per share (“Series Common Stock”) of which no shares are issued and outstanding. The following description of Holdings’ capital stock and related matters is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, copies of which are on file with the SEC.

Common Stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Holders of Common Stock are entitled to receive dividends if, as and when dividends are declared from time to time by Holdings’ Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock or Series Common Stock (as described below), if any. In the event of liquidation, dissolution or winding up of Holdings, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding Preferred Stock or Series Common Stock of Holdings. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by Holdings. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock being sold by Holdings in the Offerings, when sold to the Underwriters in the manner described in this prospectus, prospectus supplement or term sheet will be, and all currently outstanding Common Stock of Holdings is, duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock and Series Common Stock

The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of Preferred Stock and Series Common Stock and to determine, with respect to any series of Preferred Stock or Series Common Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock or Series Common Stock designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Holdings, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of Holdings or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series. The authorized shares of Preferred Stock and Series Common Stock, as well as shares of Common Stock, will be available for issuance without further action by Holdings’ stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Holdings’ securities may be listed or traded.

Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock or Series Common Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of Holdings and its stockholders. The Board, in so acting, could issue Preferred Stock or Series Common Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the Holdings’ stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the Common Stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock, Preferred Stock and Series Common Stock may be to enable Holdings’ Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Holdings by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Holdings’ management and possibly deprive the stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

The Delaware General Corporation Law

Holdings is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 provides that, subject to certain exceptions specified therein, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (Holdings has not made such an election), (ii) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iv) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Except as specified in Section 203 of the DGCL, an “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (x) the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date or (y) the affiliates and associates of any such person.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Holdings to negotiate in advance with Holdings’ Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in Holdings’ Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Certificate of Incorporation; Bylaws

The Certificate of Incorporation and the Bylaws contain certain provisions that could make more difficult the acquisition of Holdings by means of a tender offer, a proxy contest or otherwise.

Classified Board.  The Certificate of Incorporation provides that Holdings’ Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of Holdings’ Board. The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock or Series Common Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Certificate of Incorporation and the Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board, but must consist of not less than three directors. In addition, the Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum.

Removal of Directors.  Under the DGCL, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. In addition, the Certificate of Incorporation and the Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

Stockholder Action.  The Certificate of Incorporation and the Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that special meetings of stockholders can be called only by Holdings’ Chief Executive Officer or pursuant to a resolution adopted by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by Holdings.

Advance Notice Procedures.  The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders of Holdings (the “Stockholders Notice Procedure”). The Stockholders Notice Procedure provides that only persons who are nominated by, or at the direction of the Board of Directors, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of Holdings prior to the meeting at which directors are to be elected, will be eligible for election as directors of Holdings. The Stockholders Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting pursuant to the notice of meeting delivered by Holdings or by, or at the direction of, the Chairman of the Board or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the Secretary of Holdings of such stockholder’s intention to bring such business before such meeting. Under the Stockholders Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by Holdings not less than 70 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting (or, if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by Holdings at least 80 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by Holdings not later than the 10th day after such public announcement is first made by Holdings. Under the Stockholders Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Holdings not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after the public announcement of the date of such meeting is first made. In addition, under the Stockholders Notice Procedure, a stockholder’s notice to Holdings proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholders Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

Liability of Directors; Indemnification.  The Certificate of Incorporation provides that a director will not be personally liable for monetary damages to Holdings or its stockholders for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The Certificate of Incorporation also provides that each current or former director, officer, employee or agent of Holdings, or each such person who is or was serving or who had agreed to serve at the request of Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by Holdings to the full extent permitted by the DGCL, as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits Holdings to provide broader indemnification rights than said law permitted Holdings to provide prior to such amendment). The Certificate of Incorporation also specifically authorizes Holdings to enter into agreements with any person providing for indemnification greater or different than that provided by the Certificate of Incorporation.

Amendment.  The Certificate of Incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of Holdings’ directors; and the removal of directors. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, voting together as a single class.

The description set forth above is intended as a summary only and is qualified in its entirety by reference to the forms of the Certificate of Incorporation and the Bylaws, copies of which are being filed as exhibits to the Registration Statement of which this prospectus is a part.

Registrar and Transfer Agent

The registrar and transfer agent for the Common Stock is Computershare Trust Co. of New York.

Listing

Holdings’ Common Stock is listed on the New York Stock Exchange under the symbol “AXL.”

DESCRIPTION OF PREFERRED STOCK

Under our certificate of incorporation, we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000,000 shares of preferred stock, $.01 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

The specific material terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement or term sheet will be described in the prospectus supplement or term sheet. If so indicated in the prospectus supplement or term sheet, the terms of the offered preferred stock may differ from the terms set forth below.

General

Unless otherwise specified in the prospectus supplement or term sheet relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

You should read the prospectus supplement or term sheet for the material terms of the preferred stock offered thereby, including the following:

•	The title and stated value of the preferred stock.

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

•	The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

•	The date from which dividends on the preferred stock will accumulate, if applicable.

•	The liquidation rights of the preferred stock.

•	The procedures for any auction and remarketing, if any, of the preferred stock.

•	The sinking fund provisions, if applicable, for the preferred stock.

•	The redemption provisions, if applicable, for the preferred stock.

•	Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

•	Whether the preferred stock will have voting rights and the terms thereof, if any.

•	Whether the preferred stock will be listed on any securities exchange.

•	Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

•	Any other specific material terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

If applicable, the prospectus supplement or term sheet will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

Dividends

Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement or term sheet. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement or term sheet.

We may not:

•	declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock (“junior stock”)) or make any other distributions on junior stock, or

•	purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

•	there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

•	to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

Conversion and Exchange

If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement or term sheet will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement or term sheet.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of the preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement or term sheet plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

If so provided in the prospectus supplement or term sheet, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with or junior to the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

•	to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

•	we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

Voting Rights

Except as indicated below or in the prospectus supplement or term sheet, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term “applicable preferred stock” means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock, voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are non-cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

•	for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

•	to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

In addition, the affirmative vote of the holders of a majority of all the shares of our preferred stock then outstanding will be required to increase the authorized amount of our preferred stock.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

Unless otherwise indicated in the applicable prospectus supplement or term sheet, the Notes will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars and payment of the purchase price of the Notes must be made in immediately available funds. If any of the Notes (“Foreign Currency Notes”) are to be denominated or payable in a currency (a “specified currency”) other than U.S. dollars, the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus.

A prospectus supplement or term sheet with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement or term sheet. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable prospectus supplement or term sheet, purchasers are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable prospectus supplement or term sheet to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

Information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable prospectus supplement or term sheet.

Payment of Principal and Interest

The principal of, premium, if any, and interest on Foreign Currency Notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar-denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Notes will be paid in U.S. dollars converted from the specified currency unless the holder is entitled to elect, and does elect, to be paid in the specified currency, or as otherwise specified in the applicable prospectus supplement or term sheet.

Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable prospectus supplement or term sheet (the “Exchange Rate Agent”) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

Unless otherwise indicated in the applicable prospectus supplement or term sheet, a holder of Foreign Currency Notes may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the regular record date or at least fifteen calendar days prior to Maturity Date, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the Trustee, but written notice of any revocation must be received by the Trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable prospectus supplement or term sheet, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its beneficial interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner’s election. The participant must notify the depositary of such election on or prior to the third Business Day after such record date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the Trustee of such election on or prior to the fifth Business Day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See “Description of Debt Securities — Global Securities” in the accompanying prospectus.

Principal and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus supplement or term sheet and this prospectus with respect to Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the specified currency will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of, premium, if any, and interest on Foreign Currency Notes, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid, in the specified currency in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Payment Currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the Exchange Rate

Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable prospectus supplement or term sheet. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the Notes.

All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities and our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.

EXPERTS

The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus and the Registration Statement by reference from American Axle & Manufacturing Holdings, Inc. Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.